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                     January 31, 2023

       Andrew E. Page
       Chief Financial Officer
       Foot Locker, Inc.
       330 West 34th Street
       New York, New York 10001

                                                        Re: Foot Locker, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 29, 2022
                                                            Filed March 24,
2022
                                                            Form 8-K
                                                            Filed November 18,
2022
                                                            File No. 001-10299

       Dear Andrew E. Page:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services